Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on March 2, 2026 with the effective date of March 1, 2026 (the “Effective Date”), by and between Curanex Pharmaceuticals Inc, a Nevada corporation (herein, the “Company”), and Dr. Liqin Xie (the “Executive”).

WHEREAS, Executive was appointed to serve as the Company’s Chief Operating Officer (“COO”), effective June 17, 2024, upon mutually acceptable terms and conditions to be determined at a later date based on and subject to the Company’s financial condition and viability;

WHEREAS, Executive served as Company’s COO without compensation from June 17, 2024, through August 31, 2025;

WHEREAS, commencing September 1, 2025, Company paid compensation to Executive in the amount of $108,000, representing payment to him for his services as COO through the Effective Date hereof; and

WHEREAS, the Company desires to enter into this Agreement with the Executive and to employ the Executive as the Chief Operating Officer, and the Executive desires to continue furnishing such services to the Company and to enter into this Agreement with the Company, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment.

1.1 Acceptance of Employment. Effective as of the Effective Date, Company agrees to the continued employment of Executive, and Executive agrees to continued employment with Company, on the terms and conditions set forth in this Agreement.

1.2 Duties and Powers. Executive shall continue to serve as the Company’s COO, and in such positions, the Executive shall have such duties, authority, and responsibilities consistent with the Executive’s position in a pharmaceutical or biotechnology company, including but not limited to operational leadership, execution of corporate strategy, also participates in the Company’s preclinical and clinical operations as a scientist, cross-functional management, and such other duties as may be reasonably assigned to Executive by the board of directors of the Company (the “Board”) and the Company’s Chief Executive Officer. Executive will devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. In carrying out his duties, Executive shall use Executive’s best efforts, skills, judgment, and abilities, and shall at all times promote the Company’s interest and perform and discharge well and faithfully, those duties. In addition, Executive shall abide by all of the requirements of the Securities and Exchange Commission (“SEC”) and adhere to the policies and requests of the Company with respect thereto, as the same may exist from time to time, applicable to executive officers of public companies.

1.3 Supervision. Executive shall report to the Chief Executive Officer and the Board in connection with the performance of his duties hereunder.

1

1.4 Location. Executive shall perform his duties at the Company’s offices and locations as shall be approved and directed by the Company.

1.5 Hours of Employment. Executive shall devote his full energies, abilities and productive time to the performance of his duties under this Agreement, except Executive may engage in other activities provided any such other activities do not interfere with or adversely affect Executive’s performance of his duties hereunder and provided any such activities are not competitive with or adverse to the business of the Company.

2. Term of Employment. This Agreement shall be effective as of the Effective Date and continue until terminated by either party as hereinafter provided. The parties agree and acknowledge that this is at will employment, and that either party can terminate the employment relationship at any time, for any reason, without penalty. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under this Agreement terminates is referred to herein as the “Term.” The date on which the term of the Executive’s employment under this Agreement terminates is referred to herein as the “Termination Date.”

3. Compensation. In consideration for the continued performance of Executive’s duties and the rendition by Executive of the Services to be provided under this Agreement, and in consideration of Executive’s agreement to continue his employment with Company, the Company shall compensate Executive, as follows:

3.1 Base Salary. Throughout the Term, the Company shall pay the Executive an annual rate of base salary of $180,000 per annum in periodic installments in accordance with the Company’s customary payroll practices, net of all amounts required to be withheld by Company for taxes imposed on Executive pursuant to all applicable laws. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year.

3.2 Equity Awards. During the Term, the Executive shall be eligible to participate in the Company’s equity incentive plan, to be established by the Company, and to receive awards under that equity incentive plan or its successor, if any, as to be determined by the Board or the Board’s Compensation Committee, in its discretion.

3.3 Paid Time Off. During the Term, the Executive shall be entitled to 15 days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s standard policy on vacation for all full-time employees. The Executive shall also receive other paid time off as required by applicable laws of the State of New York, including up to 40 hours of paid sick leave per calendar year.

3.4. Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.5 Clawback Provisions. Any amounts payable under this Agreement are subject to the Company’s executive incentive compensation recovery policy, that became effective on August 12, 2025 and administered by the administered by the Compensation Committee of the Board, providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

2

4. Restrictive Covenants and Representations.

4.1 Confidential and Proprietary Information. Contemporaneously with this Agreement, Executive shall execute the Company’ s standard Proprietary Information and Invention Assignment Agreement, attached hereto as Exhibit A (the “Proprietary Information and Invention Assignment Agreement”), all of the terms of which are hereby incorporated into this Agreement by reference. Executive hereby agrees that, during the Term and thereafter, Executive shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order or in accordance with Section 4.2 below. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company and affiliates (in whatever form) which is not generally known to the public and constituting trade secrets, including without limitation, information regarding plans for research, invention and development of proprietary botanical materials, compounds, derivatives, formulations, extraction technologies, research data, new products, marketing and selling, any processes, methods of distribution, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers and customers and information regarding the skills and compensation of the Company employees.

4.2 Permitted Disclosure of the Company’s Information. Notwithstanding the foregoing, it is understood that “Confidential Information” shall not include information generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Executive’s own skill, knowledge, know-how and experience. Notwithstanding anything herein to the contrary, Executive will be allowed to disclose Confidential Information to the extent that such disclosure is required by law or by the order of a court or similar judicial or administrative body, in which case Executive will, if permitted by law, notify the Company of such required disclosure promptly and in writing and cooperate with the Company in any lawful action to contest or limit the scope of such required disclosure. Executive shall use a reasonable degree of care and protection to prevent the unauthorized use or disclosure of any Confidential Information as Executive uses to protect its own confidential, proprietary or trade secret information.

4.3 Non-Competition. Executive acknowledges that during his employment with the Company, Executive will become familiar with trade secrets and other Confidential Information concerning the Company, or its predecessor, and that Executive’s services will be of special, unique and extraordinary value to the Company. Accordingly, Executive hereby agrees that, subject to the requirements of applicable law, at any time during the Term, and for a period of eighteen (18) months after Executive’s date of termination of employment for any reason (the “Restriction Period”), Executive will not, directly or indirectly, whether for compensation or not, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business involving or related to (directly or indirectly) products of services competitive with the products or services that were designed, conceived, marketed, sold, distributed and/or developed by the Company during the Term of this Agreement or at the time of termination of Executive’s employment by the Company, including, without limitation, any pharmaceutical, biotechnology, botanical drug, chemical drug, or derivative drug development or commercialization that is competitive with the Company’s pipeline, products, or research programs.

3

4.4 Non-Circumvention. In addition, during the Term of this Agreement and thereafter, Executive will not (i) utilize, develop, research, design, synthesize, formulate, commercialize, or assist in developing any compound, derivative, formulation, botanical preparation, or therapeutic product that is substantially similar to, derived from, or designed to circumvent the Company’s patents, patent applications, or proprietary technologies through structural modification, molecular variation, formulation changes, or alternative scientific approaches; (ii) use, reference, or rely upon any botanical species, plant source, or natural material researched, evaluated, extracted, or utilized by the Company, whether alone or in combination with other plants, herbs, or natural substances, to create any alternative botanical formulation, herbal composition, or therapeutic product for the purpose of circumventing the Company’s intellectual property, competitive restrictions, or technological protections; (iii) use, isolate, modify, derive, synthesize, or otherwise exploit any chemical compound, active ingredient, metabolite, fraction, or derivative contained in or derived from any plant or botanical material researched or utilized by the Company, whether alone or in combination with other compounds, for the purpose of developing any new drug, formulation, or therapeutic product that circumvents the Company’s patents, proprietary technologies, or competitive restrictions; or (iv) use the Company’s research strategies through third parties; assist competitors in developing technologies derived from Company discoveries; transfer or license Company research pathway; or develop alternative therapies based on Company confidential scientific direction (collectively, the “Competitive Activities”). The restrictions in this Section apply within any geographical area in which, as of the date of Executive’s termination of employment, the Company engage in business and regardless of whether such activities are conducted for commercial, academic, research, non-profit, or governmental purposes, and regardless of whether the resulting product is positioned as a different indication, mechanism, or formulation.

4.5 Non-Solicitation. Executive hereby agrees that during the Term and thereafter, Executive will not, directly or indirectly, whether for compensation or not, on his own behalf or through another individual or entity solicit, induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof or otherwise hire, retain, engage, employ or receive the services of an individual who was an employee of the Company

4.6 Return of Property. Upon termination of Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of Executive’s Termination Date), and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

5. Termination of Employment. The Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Definitions.

(i) For purposes of this Agreement, the term “Cause” shall mean: (i) Executive’s conviction of a felony; (ii) conviction of a misdemeanor in connection with the performance of Executive’s obligations to the Company or which adversely affects Executive’s ability to perform obligations to the Company; (ii) Executive’s willful disloyalty, deliberate dishonesty or breach of fiduciary duty related to Executive’s employment by the Company; (ii) a material breach by Executive of the terms of this Agreement; (iv) the commission by Executive of any fraud or embezzlement against the Company, or (v) Executive’s unreasonable refusal to follow a lawful directive of a superior.

4

(ii) For purposes of this Agreement, the term “Disability” shall mean such physical or mental illness or incapacity of Executive as shall (i) prevent him from substantially performing his customary services and duties to the Company, and (ii) continue for periods aggregating more than sixty (60) days in any six (6)-month period.

5.2 Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or involuntary termination of employment by the Company on account of his Disability, subject to the requirements of applicable law. If Executive’s employment terminates due to death or involuntary termination by the Company on account of Executive’s Disability, no payments shall be due under this Agreement, except that Executive (or in the event of Executive’s death, Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 3 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. The Company shall determine whether there is a Disability after consultation with a qualified, independent physician. Executive shall cooperate with the Company, including making himself reasonably available for examination by physicians at the Company’s request, to determine whether or not he has incurred a Disability. Executive’s failure (other than a failure caused by the Disability) to cooperate with the Company in a determination of Disability shall be treated as Executive’s voluntary resignation from the Company.

5.3 Termination for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause immediately upon written notice to Executive, in which event all payments under this Agreement shall cease, except for any amounts of the Base Salary earned, accrued and owing, but not yet paid under Section 3 above.

5.4 Voluntary Resignation. Executive may voluntarily terminate his employment upon sixty (60) days advance written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that Executive shall be entitled to any amounts of the Base Salary earned, accrued and owing, but not yet paid under Section 3 above.

5.5 Termination without Cause. The Company may terminate Executive’s employment with the Company at any time without Cause upon sixty (60) days’ prior written notice to Executive. Upon termination of Executive ‘s employment by the Company without Cause or by Executive for Good Reason, either before or after a Change in Control, Executive will be entitled to receive the following post-termination compensation and benefits: the Company will pay to Executive severance pay at the rate of Executive’s annual Base Salary in effect at the time of termination, divided by twelve (12) (the “Monthly Severance Amount”) for the three (3) month period following the Termination Date, less applicable tax withholding, in approximately equal installments beginning within the sixty (60)-day period following the date of Executive’s termination of employment and continuing on each payroll date thereafter, in accordance with the Company’s regular payroll practices. In addition, any unvested stock options or restricted stock awards will become immediately vested.

5

6. Section 409A. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”) under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7. Executive Representations. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder. In addition, Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity. Executive covenants that in connection with his provision of services to the Company, Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights. Upon and after Executive’s termination or cessation of employment with the Company and until such time as no obligations of Executive to the Company hereunder exist, Executive shall provide a complete copy of this Agreement to any person, entity or association engaged in a competing business with whom or which Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

8. Survivability. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement shall not be assignable or delegable in whole or in part by Executive.

10. Entire Agreement; Amendment, Waiver. This Agreement, together with the Proprietary Information and Invention Assignment Agreement by and between Executive and the Company, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the CEO and executed on the Company’s behalf by a duly authorized officer (other than Executive) and by Executive. This Agreement supersedes the provisions any other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement.

11. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

6

12. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

13. Indemnification. The Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by the applicable laws and under the bylaws of the Company, as in effect at the time of the subject act or omission.

14. Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by courier, by fax (if a fax number is indicated and confirmation of the transmission is received by the sender), or by email, or three days after being mailed, certified or registered, postage prepaid, return receipt requested, to the party to whom the same is so delivered or mailed at such party’s address provided on the signature page hereto. Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice.

15. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts-of-law principles. The Parties agree that any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be decided by the courts of the State of New York.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17. Headings; Gender. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18, Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[The remainder of this page is left blank intentionally. Signature page follows.]

7

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

company		executive

By:	/s/ Jun Liu	By	/s/ Dr. Liqin Xie
	Jun Liu, Chief Executive Officer		Dr. Liqin Xie

Address for Notices:	Address for Notices:

8

Exhibit A

PROPRIETARY INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As an employee of Curanex Pharmaceuticals Inc (the “Company”), I acknowledge that the Company operates in a competitive environment and that it enhances its opportunities to succeed by establishing policies designed to identify and secure the Company’s Intellectual Property and Proprietary Information. This Agreement is designed to make clear that:

i)	I will maintain the confidentiality of the Company’s Proprietary Information and use such Proprietary Information for the exclusive benefit of the Company;

ii)	Any inventions that I create will be owned by the Company; and

iii)	My activities separate from the Company will not conflict with the Company’s development of its proprietary rights.

In consideration of my employment and/or the continuation of my employment by the Company, I hereby agree as follows:

1.	Provisions Related to Trade Secrets

(a)	I acknowledge that the Company possesses and will continue to develop and acquire valuable Proprietary Information (as defined below), including information that I may develop or discover as a result of my employment with the Company.

(b)	As used in this Agreement, “Proprietary Information” means any information (including any compilation, device, method, technique or process) that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and includes information of the Company, its potential customers, suppliers, joint ventures, licensors, licensees, distributors and other persons and entities with whom the Company does or will do business in the future. Such information constitutes trade secrets and includes, but is not limited to: information regarding plans for research, invention and development of proprietary botanical materials, compounds, derivatives, formulations, extraction technologies, research data, new products, marketing and selling, any processes, methods of distribution, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers and customers and information regarding the skills and compensation of the Company employees.

(c)	I covenant and warrant to the Company that I will not disclose or use at any time, either during or after my employment with the Company, any Proprietary Information except for the exclusive benefit of the Company as required by my duties for the Company, as the Company expressly may consent to in writing or in accordance with Sections 1(d) and (e) below. Except as specifically authorized under Sections 1(d) and (e) below, I will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use my best efforts to prevent the unauthorized disclosure, use or reproduction of, all Proprietary Information.

9

(d)	I understand that nothing in this Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that I have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(e)	Upon leaving employment with the Company for any reason, I immediately will deliver to the Company any property, records, documents and other tangible materials (including all copies) in my possession or under my control, including data incorporated in word processing, computer and other data storage media, containing or disclosing Proprietary Information, except as otherwise permitted in accordance with Sections 1(d) and (e) above.

2.	No Engagement in Competitive Activities

I covenant and warrant to the Company that during the Term of this Agreement and thereafter, I will not:

(a)	utilize, develop, research, design, synthesize, formulate, commercialize, or assist in developing any compound, derivative, formulation, botanical preparation, or therapeutic product that is substantially similar to, derived from, or designed to circumvent the Company’s patents, patent applications, or proprietary technologies through structural modification, molecular variation, formulation changes, or alternative scientific approaches;

(b)	use, reference, or rely upon any botanical species, plant source, or natural material researched, evaluated, extracted, or utilized by the Company, whether alone or in combination with other plants, herbs, or natural substances, to create any alternative botanical formulation, herbal composition, or therapeutic product for the purpose of circumventing the Company’s intellectual property, competitive restrictions, or technological protections;

(c)	use, isolate, modify, derive, synthesize, or otherwise exploit any chemical compound, active ingredient, metabolite, fraction, or derivative contained in or derived from any plant or botanical material researched or utilized by the Company, whether alone or in combination with other compounds, for the purpose of developing any new drug, formulation, or therapeutic product that circumvents the Company’s patents, proprietary technologies, or competitive restrictions; or

(d)	use the Company’s research strategies through third parties; assist competitors in developing technologies derived from Company discoveries; transfer or license Company research pathway; or develop alternative therapies based on Company confidential scientific direction (collectively, the “Competitive Activities”).

10

3.	Ownership of Inventions

(a)	I agree to communicate to the Company as promptly and fully as practicable all Inventions (as defined below) conceived or reduced to practice by me (alone or jointly by others) at any time during my employment with the Company. I hereby assign to the Company and/or its nominees all my right, title and interest in such Inventions, and all my right, title and interest in any patents, copyrights, patent applications or copyright applications based thereon. I will give the Company and/or its nominees (at no expense to me) any assistance it reasonably requires to perfect, protect and use its rights to all such Inventions anywhere in the world.

(b)	As used in this Agreement, the term “Inventions” includes, but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law.

(c)	Any provision in this Agreement requiring me to assign my rights in any Invention does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on my own time, and which:

(i)	does not relate directly to the Company’s business or to the Company’s anticipated research or development, or

(ii)	does not result from any work performed by me for the Company.

(d)	I hereby designate and appoint the Company and each of its duly authorized officers as my agent and attorney-in-fact to act for and in my behalf to execute and file any document, and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by me.

Dated:	March 2, 2026

Executive’s Signature:	/s/ Dr. Liqin Xie

Executive Name:	Dr. Liqin Xie
Printed or typed

ACCEPTED AND AGREED TO:

COMPANY

By:	/s/ Jun Liu
Jun Liu, Authorized Signer

11